THIRD AMENDMENT TO
<u>CREDIT AGREEMENT</u>

THIS THIRD AMENDMENT ("Amendment") dated as of March ___, 2008, by and between Superior Materials, LLC and BWB, LLC, each a Michigan limited liability company ("Companies") and Comerica Bank ("Bank").

RECITALS:

A. Companies and Bank entered into a Credit Agreement dated as of April 6, 2007, as amended by two amendments ("Agreement").

B. Companies and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

> "Borrowing Base" shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) (subject to Bank approval in its sole and absolute discretion, but in no case less than forty percent (40%)) of Eligible Inventory and (ii) $5,000,000, <u>plus</u> (c) during the period beginning January 1 and ending May 31 of each year, Two Million Five Hundred Thousand Dollars ($2,500,000) plus the Collateral L/C Amount; provided however, that the Borrowing Base shall be determined on the basis of the most current borrowing base certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by Bank in the exercise of its reasonable credit judgment from time to time, including, without limitation any reserves or other adjustments established by Bank, in each case in the exercise of its reasonable credit judgment on the basis of any collateral audits conducted hereunder. In the event that Bank, at any time in the exercise of its reasonable credit judgment, determines that the dollar amount of Eligible Accounts collectable by a Company is reduced or diluted as a result of discounts or rebates granted by the applicable Company to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable in the exercise of its reasonable credit judgment, Bank may, in the exercise of its reasonable credit judgment, upon five (5) business days' prior written notice to Companies, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Bank in its reasonable credit judgment.

2. The following definitions are added to Section 1 of the Agreement:

"Act of Bankruptcy of a L/C Issuer" shall mean that a L/C Issuer has become insolvent or bankrupt or has failed to pay its debts generally as such debts become due or has admitted in writing its inability to pay any of its indebtedness or has consented to or petitioned for or applied to any authority for the appointment of a receiver, liquidator or trustee or similar official for itself or for all or any substantial part of its properties or assets or any such trustee, receiver, liquidator or similar official has been otherwise appointed or bankruptcy, insolvency, reorganization, arrangement or liquidation proceedings or similar proceedings have been instituted by or against a L/C Issuer.

"Collateral L/Cs" shall mean the letters of credit issued to Bank as beneficiary by financial institutions which are acceptable to Bank in the exercise of its sole discretion in the form attached hereto as Exhibit "__".

"Collateral L/C Amount" shall mean the aggregate amount then available to be drawn under the Collateral L/C. The Collateral L/C Amount initially shall mean One Million Eight Hundred Fifteen Thousand Dollars ($1,815,000).

"L/C Issuer" shall mean the issuer of a Collateral L/C.

3. The following Section 5.2(d)(i) is added to the Agreement:

"(d)(i) The Collateral L/Cs;

4. The following Sections 10.2(m), (n) and (o) are added to the Agreement:

"(m) if the rating of either L/C Issuer by Standard & Poor's Rating Services, a division of the McGraw-Hill Companies or Moody's Investors Services, Inc. shall be less than "A" or if Standard & Poor's Rating Services, a division of McGraw-Hill Companies or Moody's Investors Services, Inc. shall no longer maintain a rating for either L/C Issuer; provided, however, no such occurrence shall constitute an Event of Default hereunder unless Companies, within 10 days of written notice by Bank to Companies of such occurrence shall fail to provide to Bank an alternate letter of credit which is in all material respects satisfactory to Bank issued by a financial institution acceptable to Bank and which has terms the same in all material respects as the applicable Collateral L/C;"

"(n) if there shall occur an Act of Bankruptcy of either L/C Issuer or if a Collateral L/C shall become unavailable to Bank for any reason (other than as a result of a draw by Bank of the entire Collateral L/C Amount under the applicable Collateral L/C) or if either L/C Issuer shall wrongfully dishonor any drawing on its Collateral L/C, provided, however, no such occurrence shall constitute an Event of Default hereunder unless Companies, within 10 days of written notice by Bank to Companies of such occurrence shall fail to provide to Bank an alternate letter of credit which is in all material respects satisfactory to Bank issued by a financial institution acceptable to Bank and which has terms the same in all material respects as the applicable Collateral L/C; or"

"(o) if Companies shall fail to deliver to Bank an extension or renewal of a Collateral L/C for an additional term of not less than one year after the then in effect expiration date at least thirty (30) days prior to the expiration of such Collateral L/C;"

5. Section 10.4 of the Agreement is amended to read as follows:

"10.4 Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to draw under any Collateral L/C, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to any Company and/or any property of any Company in possession of Bank. Companies agree, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Companies."

6. Each Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of such Company's Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Companies set forth in Sections 6.1 through 6.5 and 6.7 through 6.14 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Companies set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Companies in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

7. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

8. Companies hereby waive, discharge, and forever release Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Companies has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any

amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

9. This Amendment shall be effective upon (a) execution of this Agreement by Companies and the Bank, (b) execution by the Guarantor of the attached Reaffirmation of Guaranty and (c) receipt by Bank of the Collateral L/Cs.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK

By: [signature]
Rodney Clark
Its: Vice President

SUPERIOR MATERIALS, LLC

By: [signature]

Its: VP & GENERAL MANAGER
CFO

BWB, LLC

By: [signature]

Its: V-P & GENERAL MANAGER
CFO

REAFFIRMATION OF GUARANTY

The undersigned acknowledges the foregoing Third Amendment, including the merger acknowledgment and ratifies and confirms its obligations under its Guaranty of Companies' obligations to the Bank and acknowledges that the Guaranty remain in full force and effect in accordance with its terms subject to no setoff, defense or counterclaim.

March 1, 2008

SUPERIOR MATERIALS HOLDINGS, LLC

By: ______________________

Its: PRESIDENT